EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) of News Corporation for its exchange offer of shares to acquire the minority interest of Fox Entertainment Group, Inc. and to the incorporation by reference therein of our report dated February 17, 2005, with respect to the consolidated financial statements of Gemstar-TV Guide International, Inc., Gemstar-TV Guide International, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Gemstar-TV Guide International, Inc., included in News Corporation’s Current Report on Form 8-K/A filed on March 4, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

March 3, 2005